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                                                                      EXHIBIT 99


                                                 For more information, contact:

                                                 Sophia Twaddell
                                                 Fleishman Hillard, Inc.
                                                 (312) 751-3738


FOR IMMEDIATE RELEASE




                INSMED INCORPORATED SIGNS DEFINITIVE AGREEMENT
              WITH TAISHO PHARMACEUTICAL CO., LTD. TO DEVELOP INS-1



RICHMOND, VA (July 18, 2000) - Insmed Incorporated (Nasdaq: INSM) today announced it had signed a definitive agreement with Taisho Pharmaceutical Co., Ltd. for the development and commercialization in Japan and other Asian countries of Insmed's lead compound, INS-1, for the treatment of Type 2 diabetes and Polycystic Ovary Syndrome (PCOS). Insmed will retain all rights to INS-1 in the rest of the world, including North America and Europe. The pre-commercialization value of the collaboration is $32 million, which includes license fees and payments for certain development and regulatory milestones as well as a previously announced equity investment in Insmed. Taisho will also fund 20% of the development costs for INS-1 in North America and Europe. In addition, Insmed will receive royalties on product sales in Japan and other Asian Countries.

         "Taisho is an excellent partner with proven experience," said Geoffrey Allan, Ph.D., President and CEO of Insmed. "This agreement provides Insmed with a strong collaborator for the Japanese and Asian markets and substantial financial resources to help fund the development of the product worldwide while allowing Insmed to retain development and commercialization rights in the major pharmaceutical markets outside of Japan and other Asian Countries."
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         INS-1, a naturally occurring, oral, insulin sensitizer, is believed to be an essential component of a molecule that activates the key enzymes controlling glucose metabolism in people who are insulin resistant. Frequently asymptomatic, insulin resistance is thought to exist undetected in up to 20% of the general population. Insulin resistance is implicated as a major cause of Type 2 diabetes, PCOS, obesity, and a number of major cardiovascular disorders, collectively described as insulin resistance syndrome, or Syndrome X.

         PCOS is the most common female endocrine disorder, affecting up to 6% of premenopausal women. It is the leading cause of anovulatory infertility in the U.S. and Japan. Women suffering from this disorder are often overweight, have excess facial hair and suffer from menstrual irregularities. They have a significantly increased risk of developing Type 2 diabetes, coronary artery disease, and endometrial cancer.

         Diabetes is a serious metabolic disorder characterized by the body's inability to properly use or produce insulin, the principal hormone that regulates glucose metabolism. More than 20 million people in the U.S. and Japan have been diagnosed with Type 2 diabetes. By 2008, this number is expected to increase to over 34 million.

         Insmed Incorporated, based in Richmond, Virginia, is a biopharmaceutical company focused on developing drugs to treat serious metabolic disease and endocrine disorders. The company has two lead drug candidates currently in Phase II clinical trials in the United States.

         Taisho Pharmaceutical Co. Ltd., headquartered in Tokyo, is the top pharmaceutical company in over-the-counter healthcare products in Japan. It continues to expand its sales and research, both internally and through collaborations, in the prescription drug area. In the fiscal year ended March 31, 2000, Taisho's sales were about $2.6 billion, with prescription drugs accounting for about 25% of total sales. Taisho is focused on contributing to the maintenance and improvement of consumer's health by creating and providing quality drugs, related healthcare products and information services that satisfy consumers with various lifestyles. Taisho is actively strengthening research and development of new products in the prescription drug field and considers collaborations with biopharmaceutical companies as part of such activities.

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        Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed, the Company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release.